Registration No. 33-


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                OLIN CORPORATION
             (Exact name of registrant as specified in its charter)

        Virginia                                      13-1872319
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)                    Identification No.)

                                  501 Merritt 7
                           Norwalk, Connecticut  06856
               (Address of Principal Executive Offices) (Zip Code)

  1996 STOCK OPTION PLAN FOR KEY EMPLOYEES OF OLIN CORPORATION AND SUBSIDIARIES
                            (Full title of the plan)

                                J.M. Jackson, Jr.
                                    Secretary
                                Olin Corporation
                                  501 Merritt 7
                           Norwalk, Connecticut  06856
                     (Name and address of agent for service)

                                 (203) 750-3126
          (Telephone number, including area code, of agent for service)


                         CALCULATION OF REGISTRATION FEE

                                                       Proposed
                                     Proposed          maximum
                       Amount        maximum           aggregate   Amount of
Title of securities    to be         offering price    offering    registration
to be registered       registered    per share(1)      price(1)    fee

Common Stock (par    1,500,000 shs.    $92.0625      $138,093,750   $47,618.53
value $1.00 per
share)

    (1) The price of $92.0625 per share, which was the average of the high and low prices of Common Stock as reported in the New York Stock Exchange consolidated reporting system on May 29, 1996, is set forth solely for purposes of calculating the registration fee pursuant to Rule 457(h).

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.   Plan Information.

     Not required to be filed with the Securities and Exchange Commission (the "Commission").


Item 2.   Registrant Information and Employee Plan Annual Information.

     Not required to be filed with the Commission.



                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

     The following documents filed with the Commission by Olin Corporation (the "Company") are incorporated herein by reference as of their respective dates:

     (a) Olin Corporation Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (and the documents incorporated by reference therein).

     (b) Olin Corporation Quarterly Report on Form 10-Q for the quarter ended March 31, 1996 (and the documents incorporated by reference therein).

     (c) Olin Corporation Quarterly Report on Form 10-Q for the quarter ended September 30, 1991, containing a description of the Common Stock and ESOP Preferred Stock.

     (d) Olin Corporation Form 8-A dated February 21, 1986 containing a description of Olin Series A Participating Cumulative Preferred Stock Purchase Rights.

     All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be part hereof from the date of filing such documents.


Item 4.   Description of Securities.

     Not applicable.


Item 5.   Interest of Named Experts and Counsel.

     The validity of the Common Stock offered hereby has been passed upon by Johnnie M. Jackson, Jr., Vice President, General Counsel and Secretary. As of April 30, 1996, Mr. Jackson beneficially owned 8,258 shares of the Company's Common Stock (including 7,764 employee stock options presently exercisable) and holds additional employee stock options not yet exercisable to purchase 15,000 additional shares of the Company's Common Stock. Mr. Jackson also as of April 30, 1996 owns beneficially and indirectly in the Company's Contributing Employee Ownership Plan 533 shares of the Company's ESOP Preferred Stock and 13,393 units in the Olin Common Stock Fund.


Item 6.   Indemnification of Directors and Officers.

     The Virginia Stock Corporation Act permits, and the Company's By-laws require, indemnification of Olin's directors, officers and employees in a variety of circumstances. Under Sections 13.1-697 and 13.1-704 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors, officers and employees in civil or criminal actions if such persons acted in good faith and believed their conduct to be in the best interests of the corporation and, in the case of criminal actions, had no reasonable cause to believe that their conduct was unlawful. The Company's By-laws require indemnification of directors, officers and employees with respect to certain liabilities, expenses, and other amounts imposed upon such persons by reason of having been directors, officers or employees if such persons acted in good faith and believed that their conduct was in the best interests of the Company or related entity. Also,
Section 13.1-692.1 of the Virginia Stock Corporation Act permits a Virginia corporation to limit or totally eliminate the liability of a director or officer in a shareholder or derivative proceeding.

     Directors and officers of the Company are insured, subject to certain exclusions and limits and to the extent not otherwise indemnified by the Company, against loss (including expenses incurred in the defense of actions, suits and proceedings in connection therewith) arising from any error, misstatement, misleading statement, omission or other act made or performed in their capacity as directors and officers. The policies also reimburse the Company for liability incurred in the indemnification of its directors and officers under common or statutory laws or the By-laws, subject to the terms, conditions and exclusions of the policy. In addition, directors, officers and other employees of the Company who may be "fiduciaries" as that term is used in the Employee Retirement Income Security Act of 1974 are insured with respect to liabilities under such Act.


Item 7.   Exception from Registration Claimed.

     Not applicable.


Item 8.   Exhibits.

Exhibit
No.      Description of Exhibit

3(a) Restated Articles of Incorporation as amended effective January 15, 1992. Incorporated by reference to Exhibit 3(a) to the Company's Form 10-K for the fiscal year ended December 31, 1991 (SEC File
         No. 1-1070).

3(b) By-laws as amended effective April 25, 1996. Incorporated by reference to Exhibit 3 to the Company's Form 10-Q for the quarter ended March 31, 1996 (SEC File No. 1-1070).

4(a) Description of the Company's Preferred Stock Purchase Rights and Rights Agreement dated February 27, 1996 between the Company and Chemical Mellon Shareholder Services LLC, Rights Agent. Incorporated by reference to the Company's Form 8-A dated February 21, 1996 (SEC File No. 1-1070).

4(b) Description of the Company's Common Stock and ESOP Preferred Stock. Incorporated by reference to Item 5 to the Company's Form 10-Q for the quarter ended September 30, 1991 (SEC File No. 1-1070).

5        Opinion of Johnnie M. Jackson, Jr., Esq.

23(a)    Consent of KPMG Peat Marwick LLP.

23(b)    Consent of Johnnie M. Jackson, Jr., Esq. (included in Exhibit 5).


Item 9.   Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for the filing on the Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Norwalk, State of Connecticut, on this 31st day of May, 1996.

                                       OLIN CORPORATION

                                       By  J.M. Jackson, Jr.
                                           -----------------
                                           J.M. Jackson, Jr.
                                           Secretary

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

        Signature                      Title

  Donald W. Griffin
  -----------------                    Chairman of the Board, President and
  Donald W. Griffin                      Chief Executive Officer
                                          (Principal Executive Officer)

   Anthony W. Ruggiero
   -------------------                 Senior Vice President and
   Anthony W. Ruggiero                   Chief Financial Officer
                                         (Principal Financial Officer)

     Louis S. Massimo
     ----------------                 Controller
     Louis S. Massimo                    (Principal Accounting Officer)

     William J. Alley
     ----------------                 Director
     William J. Alley

    William W. Higgins
    ------------------                Director
    William W. Higgins

     Suzanne D. Jaffe
     ----------------                 Director
     Suzanne D. Jaffe

 John W. Johnstone, Jr.
 ----------------------               Director
 John W. Johnstone, Jr.

   Jack D. Kuehler
   ---------------                    Director
   Jack D. Kuehler

 H. William Lichtenberger
 ------------------------             Director
 H. William Lichtenberger

 G. Jackson Ratcliffe, Jr.
 -------------------------            Director
 G. Jackson Ratcliffe, Jr.

     William L. Read
     ---------------                  Director
     William L. Read

     John P. Schaefer
     ----------------                 Director
     John P. Schaefer


Dated:  May 31, 1996

                                  EXHIBIT INDEX

Exhibit No.     Description

3(a) Restated Articles of Incorporation as amended effective January 15, 1992. Incorporated by reference to Exhibit 3(a) to the Company's Form 10-K for the fiscal year ended December 31, 1991 (SEC File No. 1-1070).

3(b) By-laws as amended effective April 25, 1996. Incorporated by reference to Exhibit 3 to the Company's Form 10-Q for the quarter ended March 31, 1996 (SEC File No. 1-1070).

4(a) Description of the Company's Preferred Stock Purchase Rights and Rights Agreement dated February 27, 1996 between the Company and Chemical Mellon Shareholder Services LLP, Rights Agent. Incorporated by reference to the Company's Form 8-A dated February 21, 1996 (SEC File No. 1-1070).

4(b) Description of the Company's Common Stock and ESOP Preferred Stock. Incorporated by reference to Item 5 of the Company's Form 10-Q for the quarter ended September 30, 1991 (SEC File No. 1-1070).

5               Opinion of Johnnie M. Jackson, Jr., Esq.

23(a)           Consent of KPMG Peat Marwick LLP.

23(b)           Consent of Johnnie M. Jackson, Jr., Esq. (included in
                Exhibit 5).